Exhibit 8.1

November 10, 2022

Super Group (SGHC) Limited

Bordeaux Court, Les Echelons

St. Peter Port, Guernsey

GY1 1AR

Ladies and Gentlemen:

We have acted as counsel to SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (the “Company”), in connection with (i) the Company’s offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding Public Warrants to purchase Ordinary Shares, no par value per share (“Ordinary Shares”), of the Company for 0.25 Ordinary Shares per Public Warrant and (ii) the solicitation of consents (the “Consent Solicitation”) from the holders of all outstanding Warrants to amend the Warrant Agreement, dated as of October 6, 2020, by and between Sports Entertainment Acquisition Corp., the Company’s predecessor, and Continental Stock Transfer & Trust Company, as warrant agent, which governs all of the Warrants, to (i) permit the Company to require that each Public Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.225 Ordinary Shares and (ii) instruct the warrant agent to cancel each outstanding Private Placement Warrant for no consideration. The Exchange Offer and Consent Solicitation are being made pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2022 (the “Registration Statement”). References in this opinion to the Registration Statement include the preliminary prospectus/offer to exchange forming a part of the Registration Statement (the “Preliminary Prospectus”).

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Preliminary Prospectus. In addition, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. In our examination, we have assumed the accuracy of all information provided to us.

The statements in the Registration Statement under the heading “The Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences” insofar as such statements purport to summarize matters of U.S. federal income tax laws, fairly present, to the extent required by the Securities Act and the rules and regulations thereunder, in all material respects, such U.S. federal income tax laws.

No opinion is expressed as to any matter not discussed herein.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion, all of which are subject to reinterpretation or change (possibly with retroactive effect). The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. No opinion may be implied or inferred beyond that which is stated expressly in this opinion letter. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position or that any such contrary position will not be sustained by the courts. In addition, no assurances can be given that a change in the law on which our opinion is based, or the interpretation thereof, will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law. Any variation or difference in the facts from those set forth in the Preliminary Prospectus or any other documents we reviewed or information we received in connection with the transactions referenced in the first paragraph may affect the conclusions stated herein.

Cooley LLP   1333 2nd Street   Suite 400   Santa Monica, CA   90401

t: +1 310 883 6400 f: +1 310 883 6500 cooley.com

November 10, 2022

Page Two

This opinion is being furnished in connection with the filing of the Registration Statement, and cannot to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is rendered to you as of the date of this letter, and we undertake no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinion provided herein.

Sincerely,

/s/ COOLEY

COOLEY LLP

Cooley LLP   1333 2nd Street   Suite 400   Santa Monica, CA   90401

t: +1 310 883 6400 f: +1 310 883 6500 cooley.com